____________

PROSPECTUS

Dated April 22, 2005

Filed Pursuant to Rule 424(b)(1)
Registration No. 333-120951

2,744,000 COMMON SHARES OF COMMON STOCK

FORTUNE PARTNERS, INC.

The selling shareholders named in this prospectus are offering all of our shares of common stock offered through this prospectus.  We will not receive any proceeds from this offering.

Our common stock is not presently traded on any market or securities exchange.  The selling shareholders are required to sell our shares at $0.02 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.

Investing in these securities involves significant risks.  See “Risk Factors” beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  The Securities and Exchange Commission has not made any recommendations that you buy or not buy the shares.  Any representation to the contrary is a criminal offence.

The date of this prospectus is April 22, 2005.

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TABLE OF CONTENTS

		Page
Prospectus Summary……………………….…...………………………………………………………		6
Risk Factors………………………………………………………………………………………...……		8
	Risk factors affecting operating results
-	Our auditors have expressed substantial doubt about our ability to continue as a going concern…….	8
-	If we do not obtain additional financing our business plan will fail……………………………….….	9
-	Our Chief Executive Officer is the registered holder of our mineral claims and he could transfer title to a third party without our knowledge which would deprive us of the development of our mineral claims upon which our business plan is based or cause our Chief Executive Officer and our mineral claims to be subject to third party claims……………………………….	9
-	Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment……………………………….………..	9
-	Because we have only recently commenced business operations, we expect to incur operating losses for the foreseeable future.	10
-	Because our directors and officers have no experience in mineral exploration and do not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail……………………………………………………………………………………………….…..…	10
-	Because our management lacks technical training and experience with exploring for, starting and/or operating a mine, there is a higher risk our business will fail………………………………………	10
-	Because our executive officers have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail…………………….	10
-	Because of the speculative nature of mineral property exploration, there is substantial risk that no commercially exploitable minerals will be found and our business will fail……………………...…..	10
-	Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business………………………………………………...….…	11
-	If we discover commercial reserves of precious metals on our mineral claims, we can provide no assurance that we will be able to successfully place the mineral claims into commercial production……………………………………………………………………………………….……	11
-	Because access to our mineral claims is often restricted to the period between June and October of each year due to inclement weather, our exploration efforts and business plan may be significantly delayed which may cause our business to fail……………………………………………….…….	11
-	As we undertake exploration of our mineral claims we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program…………………………………………………………………………………………..…...	11
-	If we do not obtain clear title to our mineral claims our business may fail……………………....….	12
-	We are subject to risks inherent in the mining industry and at present we do not have any insurance against such risks. Any losses we may incur that are associated with such risks may cause us to incur substantial costs which will have a material adverse effect upon our results of operations…………………………………………………………………………………………….	12
-	Because of the fiercely competitive nature of the mining industry we may be unable to maintain or acquire attractive mining properties on acceptable terms which will materially affect our financial condition…………………………………………………………………………………………….	13

-	As the Province of British Columbia owns the land covered by our mineral claims and native land claims might affect our title to the mineral claims or to British Columbia’s title to the property, our business plan may fail………………………………………………………………………………	13
-	We rely on key members of management, the loss of whose services would have a material adverse effect on our success and development…………………………………………………...	13
-	Our directors may experience conflicts of interest which may detrimentally affect our profitability...	13
	Risks related to the securities market
-	There is no liquidity and no public market for our common stock and it may prove impossible to sell your shares…………………………………………………………………………………………….	14
-	If the selling shareholders sell a large number of shares all at once or in blocks, the value of our shares would most likely decline.……………………………………………………………………..	14
-	Re-sale restrictions for British Columbia residents may limit the ability of such residents to resell their shares in the U.S. which will affect the price at which their shares may be sold……………….	14
Forward-Looking Statements………………………………………………………………………….		15
Use of Proceeds………………………………………………………………………………………….		15
Determination of Offering Price…………………………………………………………………………		15
Dilution…………………………………………………………………………………………………..		15
Selling Shareholders……………………………………………………………………………………..		15
Plan of Distribution……………………………………………………………………………………...		20
Legal Proceedings……………………………………………………………………………………….		24
Directors, Executive Officers, Promoters and Control Persons…………………………………………		24
Security Ownership of Certain Beneficial Owners and Management…………………………………..		27
Description of Securities………………………………………………………………………………...		27
Interests of Named Experts and Counsel………………………………………………………………..		29
Disclosure of Commission Position of Indemnification for Securities Act Liabilities…….……………		29
Organization Within Last Five Years……………………………………………………………………		32
Description of Business………………………………………………………………………………….		32
Plan of Operation………………………………………………………………………………………..		38
Description of Property………………………………………………………………………………….		42
Certain Relationships and Related Transactions………………………………………………………...		45
Off Balance Sheet Arrangements………………..……………………………………………………...		46
Market for Common Equity and Related Stockholder Matters………………………………….………		46
Executive Compensation……………………………………………………………………….………..		48
Index to Financial Statements…………………………………………………………………………...		49
Independent Auditor’s Report………………………………………………………………………….		1
Financial Statements…………………………………………………………………………..……….		2-5
Notes to Financial Statements………………………………………………………………………….		6-11
Changes in and Disagreements with Accountants Disclosure…………………………………..……..		12
Available Information..………………………………………………………………………………...		12

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Prospectus Summary

The following summary is a shortened version of more detailed information, exhibits and financial statements appearing elsewhere in this prospectus.  Prospective investors are urged to read this prospectus in its entirety.

We are an exploration stage company engaged in the acquisition and exploration of mineral properties.  Our management began to evaluate the area of Stewart , British Columbia , Canada , currently encompassing our mineral claims, in September of 2004 as the result of an increase in gold and silver prices.  Shortly thereafter we incorporated our company and in October of 2004 we purchased our mineral claims from Teuton Resources Corp. for the cash payment of US $10,000.  Under British Columbia mining legislation a foreign corporation cannot be the registered holder of a British Columbia mining claim.  Correspondingly, and to avoid the costs of creating a British Columbia wholly-owned subsidiary for the sole purpose of holding the registered title to our mineral claims, we decided to register our mineral claims in the name of our Chief Executive Officer, Paul D. Brock, and, as a result, at our instruction Teuton Resources Corp. transferred the registered title to our mineral claims directly to Mr. Brock by way of Bill of Sale for no additional consideration.  By Declaration of Trust dated November 29, 2004 Mr. Brock declared that he holds a 100% undivided and legal, beneficial and registered in and to the mineral claims for us and that he will deliver registered title to our mineral claims to us upon our demand.  As a consequence Mr. Brock did not pay for the mineral claims and his interest in the claims is fiduciary in nature as he holds the claims in trust for us.  Mr. Brock will transfer title to our mineral claims to a British Columbia subsidiary to be formed and wholly-owned by us if mineral interest is discovered on our mineral claims.

“Unpatented mineral claim” means a plot of ground that “acquires” the right to the minerals which were available at the time of location.  The titleholder has the right to use the surface of the claim for mining purposes only.  Located (staked) mineral claims are referred to as “unpatented” claims.  Title to unpatented claims is issued and administered by the British Columbia Mineral Titles Branch, Ministry of Energy and Mines.  Our mineral claims consist of 72 units within 4 contiguous mineral claims totalling 1800 hectares.  While we have obtained mineral rights with respect to our mineral property, this should not be construed as a guarantee of title.  The property has not been surveyed and therefore, the precise location and boundaries of the property may be in doubt.

Our four mineral claims are in good standing with the Province of British Columbia through to July 9, 2005.

Our objective is to conduct mineral exploration activities on the property in order to assess whether it possesses commercially exploitable reserves of minerals.  We are an exploration stage company and there is no assurance that a commercially viable mineral deposit exists on any of our properties, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future development is determined.

In mining language, we are considered an exploration or exploratory stage company.  In our case, this means that we are involved in the examination and investigation of land that we believe may contain valuable minerals, for the purpose of discovering the presence of ore, if any, and its extent.  No commercially exploitable reserves have been found on our mineral property to date and we cannot assure investors that any such reserves will be found.

We have no revenues, have suffered losses since inception, have no operations, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations.

Name, Address, and Telephone Number of Registrant

Fortune Partners, Inc.
Suite 1100 , 1050 West Pender Street
Vancouver , British Columbia , Canada , V6E 3S7
Telephone: (604) 714-3663 and Fax: (604) 714-3669

The Offering

Securities being offered:	Up to 2,744,000 shares of common stock.

Offering price:

The selling shareholders named in this prospectus will sell the 2,744,000 shares of our common stock offered under this prospectus at an offering price of $0.02 per offered share unless the offered shares are quoted on the OTC Bulletin Board.  We intend to apply to the OTC Bulletin Board to allow for the trading of our common stock upon our becoming a reporting entity under the Securities and Exchange Act of 1934.  If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

Terms of the offering:

The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.  We will cover the expenses associated with the offering which we estimate to be $34,534.69. Refer to “Plan of Distribution” and “Item 25: Other Expenses”.

Termination of the offering:	The offering will conclude when all of the 2,744,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.

Securities issued and to be issued:	5,000,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of proceeds:

We will not receive any proceeds from the sale of the common stock by the selling shareholders.

The funds that we raised through the sale of our common stock were used to acquire the mineral claims and to cover administrative expenses such as accounting and office costs.

Summary Financial Information
Balance sheet

	September 30, 2004 (Audited)	December 31, 2004 (Unaudited)
Cash	$79,010	$40,189
Total Assets	$79,010	$41,097
Total Liabilities	$4,000	$10,183
Total Stockholders’ Equity	$75,010	$30,914

Statement of Loss and Deficit

	From inception (August 26, 2004) to September 30, 2004 (Audited)	Three months ended December 31, 2004 (Unaudited)
Revenue	$0	$0
Operating Expenses	$16,240	$45,846
Net Loss	$16,240	$45,846

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock.  If any of the following risks occur, our business, operating results and financial condition could be seriously harmed.  You may lose all or part of your investment in this offering.

Risk Factors

Risk factors affecting operating results

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

The accompanying financial statements have been prepared assuming that we will continue as a going concern. As discussed in Note 1 to the financial statements, we were recently incorporated on August 26, 2004, and we do not have a history of earnings and, as a result, our auditors have expressed substantial doubt about our ability to continue as a going concern. Our management’s plans in regard to this matter are also described in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If we do not obtain additional financing our business plan will fail.

Our current operating funds are estimated to be sufficient to complete the phase one exploration of our mineral claims but we will need to obtain additional financing in order to complete our business plan. As of April 13, 2005, we had cash on hand of $40,189. Our business plan calls for significant expenses in connection with the exploration of the mineral property. The stage one exploration program on the property, as recommended by our consulting geologist, is estimated to cost approximately CAD $15,000 (US $12,500), followed by a stage two exploration program on the property, as recommended by our consulting geologist, which is estimated to cost CAD $30,000 (US $25,000). We will require additional financing in order to complete the stage two of the phase one exploration program and also the phase two exploration program estimated to cost US $166,667 (CAD $200,000).

Our Chief Executive Officer is the registered holder of our mineral claims and he could transfer title to a third party without our knowledge which would deprive us of the development of our mineral claims upon which our business plan is based or cause our Chief Executive Officer and our mineral claims to be subject to third party claims.

Under British Columbia mining legislation a foreign corporation cannot be the registered holder of a British Columbia mining claim.  To avoid the costs of creating a British Columbia wholly-owned subsidiary for the sole purpose of holding the registered title to our mineral claims, we decided to register our mineral claims in the name of our Chief Executive Officer, Paul D. Brock.  By Declaration of Trust dated November 29, 2004 Mr. Brock declared that he holds a 100% undivided and legal, beneficial and registered in and to the mineral claims for us and that he will deliver registered title to our mineral claims to us upon our demand.  However, in the interim our CEO could convey registered title to our mineral claims to a third party without our knowledge who would then hold superior registered title to our mineral claims.  If this occurs we may lose our only asset and we will not be able to execute our business plan.  Our only remedy may then be to seek damages from our CEO for breach of fiduciary duty and be compensated with monetary damages.  In addition, and as a result of Mr. Brock being the registered holder of our mineral claims, any third party claims which might be brought as against Mr. Brock could result in our mineral claims being subject to such third party claims.

Because we have only recently commenced business operations, we face a high risk of business failure and this could result in a total loss of your investment.

We have not begun the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood whether we will be able to operate our business successfully. We were incorporated on August 26, 2004, and to date have been involved primarily in organizational activities and the acquisition of the mineral claims. We have not earned any revenues and we have not achieved profitability as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment in this offering.

Because we have only recently commenced business operations, we expect to incur operating losses for the foreseeable future.

We have never earned revenues and we have never been profitable. Prior to completing exploration on the mineral property, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. If we are unable to generate significant revenues from our mineral claims, we will fail and you will lose your entire investment in this offering.

Because our directors and officers have no experience in mineral exploration and do not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail.

Our directors and officers have no experience in mineral exploration and do not have formal training as geologists or in the technical aspects of management of a mineral exploration company.  As a result of this inexperience there is a higher risk of our being unable to complete our business plan for the exploration of our mineral claims. In addition, we will have to rely on the technical services of others with expertise in geological exploration in order for us to carry out planned exploration program. If we are unable to contract for the services of such individuals, it will make it difficult and maybe impossible to pursue our business plan. There is thus a higher risk that our operations, earnings and ultimate financial success could suffer irreparable harm and our business will likely fail and you will lose your entire investment in this offering.

Because our management lacks technical training and experience with exploring for, starting and/or operating a mine, there is a higher risk our business will fail.

Our management lacks technical training and experience with exploring for, starting and/or operating a mine.  With no direct training or experience in these areas, our management may not be fully aware of many of the specific requirements related to working within this industry.  Their decisions and choices may not take into account standard engineering or managerial approaches which mineral exploration companies commonly use.  Consequently, our operations, earnings and ultimate financial success could suffer irreparable harm due to management’s lack of experience in the industry.

Because our executive officers have other business interests, they may not be able or willing to devote a sufficient amount of time to our business operation, causing our business to fail.

Our executive officers are each spending only approximately ten percent of their business time on providing management services to us. While both of our officers presently possess adequate time to attend to our interests, it is possible that the demands on them from their other obligations could increase with the result that they would no longer be able to devote sufficient time to the management of our business. This could negatively impact our business development.

Because of the speculative nature of mineral property exploration, there is substantial risk that no commercially exploitable minerals will be found and our business will fail.

The search for valuable minerals as a business is extremely risky. We can provide investors with no assurance that the mineral property contains commercially exploitable reserves. Exploration for minerals is a speculative venture necessarily involving substantial risk. The exploration work that we intend to conduct on the mineral property may not result in the discovery of commercial quantities of ore. Problems such as unusual or unexpected rock formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case we would be unable to complete our business plan and you would lose your entire investment in this offering.  In addition, the quantity of mineral reserves and mineral resources may vary depending on, among other things, metal prices.  Any material change in quantity of mineral reserves, mineral resources, grade or stripping ratio may affect the economic viability of our properties.  In addition, there can be no assurance that silver recoveries or other metal recoveries in small scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all our assets resulting in the loss of your entire investment in this offering.

If we discover commercial reserves of precious metals on our mineral claims, we can provide no assurance that we will be able to successfully place the mineral claims into commercial production.

Our mineral claims do not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade, we will require additional funds in order to place the mineral claims into commercial production. In such an event, we may be unable to obtain any such funds or to obtain such funds on terms that we consider economically feasible and you may lose your entire investment in this offering.

Because access to our mineral claims is often restricted to the period between June and October of each year due to inclement weather, our exploration efforts and business plan may be significantly delayed which may cause our business to fail.

Access to our mineral claims is restricted to the period between late June extending into late October of each year due to snow and storms in the area. As a result, any attempts to visit, test or explore the mineral claims are largely limited to the few months out of the year when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as mining and production in the event that commercial amounts of minerals are found. This may cause our business venture to fail and the loss of your entire investment in this offering.

As we undertake exploration of our mineral claims we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration or exploitation of minerals.  We will be subject to the Mining Act of British Columbia as we carry out our exploration programs. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these regulations. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program.  In addition, environmental assessments of proposed projects carry a heightened degree of responsibility for us and our directors, officers and employees.  The cost of compliance with changes in governmental regulations could have an adverse effect on our financial condition.  Furthermore, environmental hazards may exist on our properties which are currently unknown to us.  We may be liable for losses associated with such hazards, or may be forced to undertake extensive remedial cleanup action or to pay for governmental remedial cleanup actions, even in cases where such hazards have been caused by previous or existing owners or operators of the property, or by the past or present owners of adjacent properties or natural conditions.  The costs of such cleanup actions may have a material adverse effect on our operations and profitability.  Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.  Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations and, in particular, environmental laws.

If we do not obtain clear title to our mineral claims our business may fail.

While we have obtained geological reports with respect to our mineral property, this should not be construed as a guarantee of title. The property may be subject to prior unregistered agreements or transfers or native land claims, and title may be affected by undetected defects. If we are unable to obtain clear title you may lose your entire investment in this offering.

We are subject to risks inherent in the mining industry and at present we do not have any insurance against such risks.  Any losses we may incur that are associated with such risks may cause us to incur substantial costs which will have a material adverse effect upon our results of operations.

The business of mining for silver and other metals is generally subject to a number of risks and hazards including environmental hazards, industrial accidents, labour disputes, unusual or unexpected geological conditions, pressures, cave-ins, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods, blizzards and earthquakes.  At the present we do not intend to obtain insurance coverage and even if we were to do so, no assurance can be given that such insurance will continue to be available or that it will be available at economically feasible premiums.  Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability.  Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to companies in the mining industry on acceptable terms.  We might also become subject to liability for pollution or other hazards which may not be insured against or which we may elect not to insure against because of premium costs or other reasons.  Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.  Mining operations will be subject to risks normally encountered in the mining business.

Because of the fiercely competitive nature of the mining industry we may be unable to maintain or acquire attractive mining properties on acceptable terms which will materially affect our financial condition.

The mining industry is competitive in all of its phases.  We face strong competition from other mining companies in connection with the acquisition of properties producing, or capable of producing, precious and base metals.  Many of these companies have greater financial resources, operational experience and technical capabilities.  As a result of this competition, we may be unable to maintain or acquire attractive mining properties on terms it considers acceptable or at all.  Consequently, our revenues, operations and financial condition could be materially adversely affected.

As the Province of British Columbia owns the land covered by our mineral claims and native land claims might affect our title to the mineral claims or to British Columbia ’s title to the property, our business plan may fail.

We are unaware of any outstanding native land claims on the claims.  However, it is possible that a native land claim could be made in the future.  The federal and provincial government policy at this time is to consult with all potentially affected native bands and other stakeholders in the area of any potential mining.  Should we encounter a situation where a native person or group claims an interest in our claims, we may be able to provide compensation to the affected person in order to continue with our exploration work, or if such an option is not available, we may have to relinquish our interest in these claims.  In either case, the costs and/or losses could be greater than our financial capacity and our business may fail.

We rely on key members of management, the loss of whose services would have a material adverse effect on our success and development.

Our success depends to a certain degree upon certain key members of the management.  These individuals are a significant factor in our growth and success.  The loss of the service of members of the management could have a material adverse effect on us.  In particular, our success is highly dependant upon the efforts of the President, the CFO and our directors, the loss of whose services would have a material adverse effect on our success and development.

Our directors may experience conflicts of interest which may detrimentally affect our profitability.

Certain directors and officers may be engaged in, or may in the future be engaged in, other business activities on their own behalf and on behalf of other companies and, as a result of these and other activities, such directors and officers may become subject to conflicts of interest.  The Business Corporations Act of British Columbia (the “BCBCA”) provides that in the event that a director has an interest in a contract or proposed contract or agreement, the director shall disclose his interest in such contract or agreement and shall refrain from voting on any matter in respect of such contract or agreement unless otherwise provided under the BCBCA.  To the extent that conflicts of interest arise, such conflicts will be resolved in accordance with the provisions of the BCBCA.

Risks Related to the securities market

There is no liquidity and no public market for our common stock and it may prove impossible to sell your shares.

There is presently no demand for the common stock of our company. There is presently no public market in our shares. While we intend to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities, we cannot guarantee that such sponsorship will be approved and our stock listed and quoted for sale. Even if our shares are quoted for sale, buyers may be insufficient in numbers to allow for a robust market. It may prove impossible to sell your shares.

The common share prices of minerals in general experience a great degree of volatility and you may lose all or a large part of your investments.

Should a market develop for our common shares, the trading price may be subject to large fluctuations.  The price of our common shares may increase or decrease in response to a number of events and factors, including: trends in the silver mining industry and the markets in which we operate; changes in the market price of the commodities we sell; current events affecting the economic situation in Canada; changes in financial estimates and recommendations by securities analysts; our acquisitions and financings; quarterly variations in our operating results; the operating and share price performance of other companies that investors may deem comparable; and purchase or sale of blocks of the our common shares.  This volatility may adversely affect the prices of our common shares regardless of our operating performance.

If the selling shareholders sell a large number of shares all at once or in blocks, the value of our shares would most likely decline.

The selling shareholders are offering 2,744,000 shares of our common stock through this prospectus. They must sell these shares at a fixed price of $0.10 until such time as they are quoted on the OTC Bulletin Board or other quotation system or stock exchange.  Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline.  Moreover, the offer or sale of a large numbers of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 54.88% of the common shares currently outstanding.

Re-sale restrictions for British Columbia residents may limit the ability of such residents to resell their shares in the U.S. which will affect the price at which their shares may be sold.

Selling shareholders, who are all residents of British Columbia , have to rely on an exemption from prospectus and registration requirements of British Columbia securities laws to sell their shares which are being registered for resale by this prospectus.  Selling shareholders have to comply with the British Columbia Securities Commission’s B.C. Instrument 72-502 “Trade in Securities of U.S. Registered Issuers” to resell their shares.  B.C. Instrument 72-502 requires, among other conditions, that British Columbia residents hold the shares for a period of twelve months and, consequent thereon, limits the volume of shares sold in a twelve-month period to five percent of the issued and outstanding shares of the issuer.  However, if we become a reporting issuer in British Columbia , then our British Columbia shareholders will only have to hold their shares for a period of four months and a day from becoming a reporting issuer in order to resell their shares.  These restrictions will limit the ability of the British Columbia residents to resell the securities in the U.S. and, therefore, may materially affect the market value of your shares.  If we decide to become a reporting issuer in British Columbia, then it is estimated that becoming such will take approximately three months from our decision to do so subject, at all times, to the prior approval of the British Columbia Securities Commission.  At present we do not intend to become a reporting issuer in British Columbia .

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

Our shares of common stock are not currently traded on any market or securities exchange.  The price at which our selling shareholders will sell their shares of our common stock prior to our shares being listed on the OTC Bulletin Board is $0.02, which is the cost to the selling shareholders of their shares and represents management’s best estimate of the value at this time.  Once our shares are listed on the OTC Bulletin Board then our selling shareholders will sell their shares at the prevailing market price or privately negotiated prices.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 2,744,000 shares of the common stock offered through this prospectus.  The shares include 2,394,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and completed on September 30, 2004, and 350,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation D of the Securities Act and completed on September 30, 2004.

The following table provides as of the date of this prospectus information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.         the number of shares owned by each prior to this offering;

2.         the total number of shares that are to be offered by each;

3.         the total number of shares that will be owned by each upon completion of the offering; and;

4.         the percentage owned by each upon completion of the offering.

Name of selling Shareholder	Shares owned prior to this offering	Number of Shares Being Offered (1)	Percentage of Ownership Before Offering	Percentage of Ownership After Offering

Atwal, Bobby 4391 Dallyn Road Richmond , B.C. V6X 2S5	50,000	35,000	1.00%	0.3%

Baxter, Alan 104 – 2226 W. 8th Avenue Vancouver , B.C. V6K 2A7	40,000	28,000	0.80%	0.24%

Birin, Raeshell Suite E5 , 1070 West 7th Avenue , Vancouver , B.C. V6H 1B3	40,000	28,000	0.80%	0.24%

Boussy, Dimka # 5 Waalse Kaai 2000 Antwerp , Belgium	250,000	175,000	5.00%	1.50%

Brown, Chris 2702 – 1288 West Cordova Street , Vancouver , B.C. V6C 3R3	40,000	28,000	0.80%	0.24%

Chen, Zou RM 2006, 7th Bld. Renjishawzhuang, Hai Dian District Beijing , China	250,000	175,000	5.00%	1.50%

Dahle, John 513 Division Street| Klamath Falls , Oregon U.S.A.	250,000	175,000	5.00%	1.50%

Delaplace, Donna 1655 Balsam Street Vancouver , B.C. V6K 3L9	40,000	28,000	0.80%	0.24%

Gheyle, Louis #11 – St. Kwintens 8300 Knokke-Heist , Belgium	250,000	175,000	5.00%	1.50%

Hollingshead, Bruce (2) 1346 Honeysuckle Lane Coquitlam, B.C. V3E 2N6	40,000	28,000	0.80%	0.24%

Hollingshead, Robyn (2) 1346 Honeysuckle Lane Coquitlam, B.C. V3E 2N6	40,000	28,000	0.80%	0.24%

Han, Hui RM 903, 17th Bld., 1st Block, Yulindongli, Fengtai District, Beijing , China	250,000	175,000	5.00%	1.50%

Jackson, Charlene| Suite E5 , 1070 West 7th Avenue , Vancouver , B.C. V6H 1B3	40,000	28,000	0.80%	0.24%

Konschuh, Michele 104 – 2559 Parkview Lane Port Coquitlam , B.C. V3C 6M1	40,000	28,000	0.80%	0.24%

Kook, Gary 345 4th Avenue W. Prince Rupert , B.C. V8J 1P6	40,000	28,000	0.80%	0.24%

Li, Bin Xion (3) Ping Liang Lu 1359 Long 10-502#, Pu Dong, Shanghai , PRC, 200090	250,000	175,000	5.00%	1.50%

Li, Guo Cai (3) Shang Gang 4 Cun 19-503#, Pu Dong, Shanghai , PRC, 200126	250,000	175,000	5.00%	1.50%

Li, Jie (3) Shang Gang 7 Cun 59-604#, Pu Dong, Shanghai , PRC, 200126	250,000	175,000	5.00%	1.50%

McConnell, Gayle 434 Richmond Street New Westminster , B.C. V3L 4C5	40,000	28,000	0.80%	0.24%

Olmstead, Beau 5544 – 8A Avenue Delta, B.C. V4M 1V3	40,000	28,000	0.80	0.24%

Oyang, Maryam Bin No. 19 Naibonat Kupang Timer NTT, Indonesia	250,000	175,000	5.00%	1.50%

Padden, Heather 2402 – 38th Avenue Vernon , B.C. V1T 2Z4	40,000	28,000	0.80%	0.24%

Pappas, Thelma 2368 Cape Horn Avenue Coquitlam, B.C. V3K 1J8	40,000	28,000	0.80%	0.24%

Purewal, Jim Richmond , B.C.	150,000	105,000	3.00%	0.90%

Shellborn, Grant 689 Omineca Avenue Port Coquitlam , B.C. V3B 7M9	40,000	28,000	0.80%	0.24%

SM Capital Ltd. (4) Walkers Chambers, Mill Mall Road Town, Tortola, British Virgin Islands	250,000	175,000	5.00%	1.50%

Temple, Carla 5671 Pearl Crescent Richmond , B.C. V7C 5E5	40,000	28,000	0.80%	0.24%

Vadik, Jennifer 915 – 212A Place Langley , B.C. V1M 2B9	40,000	28,000	0.80%	0.24%

Welch, Robert 921 Peden Street Houston , Texas U.S.A.	250,000	175,000	5.00%	1.50%

Wheelton, Phillip 8146 8th Ave. Whitehorse , Yukon Y1A 1S3	40,000	28,000	0.80%	0.24%

Woepperling, Sylvia 110 – 2298 McBain Avenue , Vancouver , B.C. V6L 3B1	40,000	28,000	0.80%	0.24%

Yang, Xiang RM 1709, 1st Office Tower Henderson Centre, Jian Guomen Nei Avenue Beijing , China	250,000	175,000	5.00%	1.50%
	3,920,000	2,744,000	78.40%	23.52%

1.         Except as indicated above, the named shareholders beneficially own and have sole voting and investment power over all shares or rights to these shares.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 5,000,000 shares of common stock outstanding on the date of this prospectus.  The selling shareholders named in this prospectus are offering a total of 2,744,000 shares of common stock which represents approximately 54.88% of our outstanding common stock on the date of this prospectus.

2.         A family relationship exists between shareholders Bruce Hollingshead and Robyn Hollingshead.

3.         A family relationship exists between shareholders Bin Xion Li (son), Guo Cai Li (father) and Jie Li (daughter), however, each has sole voting and dispositive power over all of their respective shares.

4.         James Gheyle, of Vancouver , British Columbia , is the beneficial owner of these shares and has sole voting and dispositive control over these shares.

Other than detailed in the endnotes above, we are not aware of any other family relationships among selling shareholders.

Except as indicated above, none of the selling shareholders or their beneficial owners:

1.         has attributed beneficial ownership to any other selling shareholder as far as we are aware;

2.         has attributed beneficial ownership to any member of our management;

3.         has had a material relationship with us other than as a shareholder at any time within the past three years;

4.         has ever been one of our officers or directors; or

5.         are broker-dealers or affiliates of broker-dealers.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.         on such public markets or exchanges as the common stock may from time to time be trading;

2.         in privately negotiated transactions;

3.         through the writing of options on the common stock;

4.        in short sales; or

5.         in any combination of these methods of distribution.

No public market currently exists for our shares of common stock.  We intend to contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board.  The OTC Bulletin Board is a securities market but should not be confused with the NASDAQ market.  OTC Bulletin Board companies are subject to far less restrictions and regulations than are companies traded on the NASDAQ market.  However there is no assurance that we can be traded on the OTC Bulletin Board and the NASD, which regulates the OTC Bulletin Board, has applied to the SEC to allow additional restrictions and requirements upon the part of OTC Bulletin Board securities.  We currently do not meet either the existing requirements or the proposed additional restrictions and requirements of the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

The selling shareholders are required to sell our shares at $0.02 per share until our shares are quoted on the OTC Bulletin Board.  Thereafter, the sales price offered by the selling shareholders to the public may be:

1.         the market price prevailing at the time of sale;

2.         a price related to such prevailing market price; or

3.         such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal.  Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser.  The selling shareholders will likely pay the usual and customary brokerage fees for such services.  Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker’s or dealer’s commitment to the selling shareholders.  Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares.  These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.  If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us.  Such partners may, in turn, distribute such shares as described above.  We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

If our selling shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Securities and Exchange Act of 1934, as amended (the “Securities and Exchange Act”) in the offer and sale of the common stock.  In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.         not engage in any stabilization activities in connection with our common stock;

2.         furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.         not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities and Exchange Act.

Selling shareholders, who are all residents of British Columbia , have to rely on an exemption from prospectus and registration requirements of British Columbia securities laws to sell their shares which are being registered for resale by this prospectus.  Selling shareholders have to comply with the British Columbia Securities Commission’s B.C. Instrument 72-502 “Trade in Securities of U.S. Registered Issuers” to resell their shares.  B.C. Instrument 72-502 requires, among other conditions, that B.C. residents hold the shares for a period of twelve months and, consequent thereon, limits the volume of shares sold in a twelve-month period to five percent of the issued and outstanding shares of the issuer.  However, if we become a reporting issuer in B.C., then our B.C. shareholders will only have to hold their shares for a period of four months and a day from becoming a reporting issuer in order to resell their shares.  At present we do not intend to become a reporting issuer in B.C. and, accordingly, B.C. resident shareholders who wish to make a public sale of shares through the OTC Bulletin Board or on any market or securities exchange in the U.S. will be limited to the resale limitations set forth in B.C. Instrument 72-502.

Penny Stock Rules

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act.  The shares will remain penny stock for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to rules 15g-1 through 15g-10 of the Securities and Exchange Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which:

·         contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

·         contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements;

·         contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

·         contains a toll-free telephone number for inquiries on disciplinary actions;

·         defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

·         contains such other information and is in such form (including language, type, size, and format) as the Securities and Exchange Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:

·         with bid and offer quotations for the penny stock;

·         the compensation of the broker-dealer and its salesperson in the transaction;

·         the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

·         monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules.  Therefore, stockholders may have difficulty selling those securities.

Regulation M

During such time as we may be engaged in a distribution of any of the shares we are registering by this prospectus, we are required to comply with Regulation M under the Securities and Exchange Act.  In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.  Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  We have informed the selling shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the selling shareholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

Legal Proceedings

We are not currently a party to any legal proceedings that have been or are currently being undertaken for or against us nor are we aware of any contemplated.

Directors, Executive Officers, Promoters and Control Persons

Directors

Name of Director

Age

Paul D. Brock                           40

Donald M. Prest                        44

Francis Chiew                           41

Alan Whittingham                      35

Executive Officers

Name of Officer           Age      Office

Paul D. Brock               40         Director, President and Chief Executive Officer

Donald M. Prest            44         Director, Secretary, Treasurer, Principal Accounting Officer and

                                                Principal Financial Officer

The following describes the business experience of our directors and executive officers, including other directorships held in reporting companies:

Paul D. Brock

Director, President and Chief Executive Officer

Paul D. Brock has served as our President, Chief Executive Officer and a director since October 5, 2004 and is currently a member of our audit committee.  Additionally, Mr. Brock is the President and Chairman of VendTek Systems Inc., a publicly traded company on the TSX-Venture Exchange Inc. which develops and licenses e-Fresh software and related technologies for the electronic distribution of prepaid telecommunication and financial services, as well as the President of its subsidiaries VendTek Industries ( Canada ), VendTek Technologies ( China ) and VendTek Asia Pacific ( Singapore ).  Mr. Brock has served as President of VendTek Systems Inc. from December 1988 to the present and devotes 35% of his time to his duties.  Mr. Brock has been President of VendTek Systems Technologies ( Beijing ) Co. Ltd. from August 2003 to the present and devotes 40% of his time to his duties.  Further, Mr. Brock has been a director of Now Prepay Corp. from 2001 to the present and devotes 5% of his time to Now Prepay Corp. VendTek's customers and its subsidiaries, Now Prepay Corp. (in Canada) and VendTek Systems Technologies (in China), are using e-Fresh software to build electronic, prepaid services networks which enable consumers to purchase prepaid services via POS and self-serve terminals connected to a central e-Fresh server.  Now Prepay Corp. has created an electronic distribution network for electronic products and services such as prepaid cellular and prepaid long distance.  Mr. Brock has also been the President of Bent Technologies Inc. from 1999 to the present and spends 10% of his time in that capacity.  Bent Technologies Inc. is a private company engaged in International Business and Trade consulting, and provides a range of business services including consulting, international trade and business introductions.  In summary, Mr. Brock has more than 10 years of international business, trade, sales and marketing experience and has spent the past three years in China where he has developed relationships and expertise in Chinese business culture.  Mr. Brock has experience in public company management and reporting, investor relations and financing, including equity, special unit and convertible debenture financings.  Mr. Brock is a graduate of the British Columbia Institute of Technology’s Robotics and Automation Technology Program, a graduate of Simon Fraser University ’s Executive Management Development Program and a member in good standing of the professional association of the Applied Science Technologists of British Columbia since 1998.

Donald M. Prest

Director, Secretary, Treasurer, Principal Accounting Officer and Principal Financial Officer

Donald M. Prest has served as our Secretary, Treasurer, Principal Accounting Officer, Principal Financial Officer and a director since August 26, 2004, devoting 10% of his time to the company.  Mr. Prest was also President of our company from August 26, 2004 and resigned as President of our company on October 5, 2004 in place of Mr. Brock.  Mr. Prest is an Audit Partner of Manning Elliott, Chartered Accountants, located in Vancouver , British Columbia , where he has been employed in that capacity since January 1, 1992.  Manning Elliott is a qualified audit firm under the Public Company Accounting Oversight Board ( United States ).  Mr. Prest provides international tax planning and business advisory services for numerous Canadian, U.S. and Chinese businesses that plan to go public in North America .  Once these businesses are public, Mr. Prest provides continuing disclosure services to these public companies.  Mr. Prest has established a specialty consulting practice in China and assists Chinese businesses in gaining access to the North American public markets.  Mr. Prest started his career in 1983 upon graduating from the British Columbia Institute of Technology with a Diploma in Financial Management.  Mr. Prest completed his Chartered Accountant’s program in 1988, received his Chartered Accountant’s designation in 1991 and his United States Certified Public Accountant’s designation in 1997.

Francis Chiew

Director

Mr. Chiew has served as one of our directors since October 5, 2004 and is a member of our audit committee.  He currently devotes 1% of his time as a director of our company.  Since May 2004, Mr. Chiew has been the Chief Executive Officer of FBV Corporation Pte Ltd., a private company owned by his family.  In addition, Mr. Chiew has been the Managing Director and President of FBV Corporation Pte Ltd. from September 1998 to the present, devoting 50% of his time to that company.  FBV Corporation Pte Ltd. has varying business interests including electronic distribution and payment solutions for pin based products and services, the purveyor of and general trading of pre-owned jewelry and the distribution of over-the-counter health supplements and consultancy to various hospital projects.  Mr. Chiew holds a diploma in Hospitality Management and he developed his career in the Hospitality industry with Holiday Inn, Green Lake Hotel and Exhibition Centre Hotel.  His responsibilities involved day-to-day management and operation of the hotels.  As General Manager of Thakral Corporation Limited, a publicly listed company based in Singapore with businesses ranging from the wholesale and distribution of home appliances to the replication of DVD software under license and the manufacturing of DVD/VCD players in China, Mr. Chiew then moved into wholesale operations, acted as investor representative for a hotel joint venture, set up a retail electronics store and became a member of the management committee.  Mr. Chiew then worked for the Virgin Group of the United Kingdom and as Managing Director of Lightship Asia Pacific Pte Ltd.; each company being an operator of airships utilized mainly for advertising; with responsibility for development of business in Asia .  He has been the Managing Director and President of Lightship Asia Pacific Pte Ltd. from November 1999 to the present, spending 49% of his time in that capacity.  In 2002 Mr. Chiew joined EPOSS Limited (formerly the ROK Group) based in the United Kingdom as Director of Business Development for Asia .  EPOSS Limited subsequently became a subsidiary of Western Union, First Data Corporation, U.S.A. , developing prepayment solutions/systems within the banking and telecommunications industry.

Alan Whittingham

Director

Alan Whittingham has been one of our directors since January 24, 2005 and is a member of our audit committee. He currently devotes 1% of his time as a director of our company. In addition, Mr. Whittingham is currently the President & CEO of Navigo Ventures Inc.; fall of 2003 to present; a venture capital and consulting company in Vancouver , British Columbia .  Navigo Ventures Inc. specializes in the area of community financial services. Consulting areas include marketing and developing a new national online service. Mr. Whittingham has business experience in the private sector including marketing, business operations and training. From 1992 to 1997 he worked as a self-employed independent communications dealer where he managed a few national accounts for Rogers Communications Inc., offering cellular and wireless data solutions for large corporations.  From 1994 to 2004 he established Web Works Ltd., a commercial website design company, where his role was as Chief Operations Officer, offering websites, online e-commerce solutions, hosting and mail servers.  From May 1997 to February 2003 he was employed by The Loan Arranger Ltd., a company in the community financial industry.  His role was to design and develop computer systems which track transactions and controls of daily operations.  From June 2003 to present Mr. Whittingham formed Cashco Money Centres Inc., a community financial company, where he operates as the Chief Operations Officer.  Cashco Money Centres Inc. offers short term loans, vehicle financing and mortgages.  Mr. Whittingham has never been involved with a public company.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our Bylaws.  Our officers are appointed by our Board of Directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above.  Paul D. Brock, our President, Chief Executive Officer and director since October 5, 2004, currently spends 10% of his time on the company’s business.  Donald M. Prest, our Secretary, Treasurer, Principal Accounting Officer and Principal Financial Officer, currently spends 10% of his time on the company’s business.  Alan Whittingham, a director of our company, spends 1% of his time in this capacity while Francis Chiew, who is also a director of our company, spends 1% of his time on the company’s business.

Conflicts of Interest

We do not have any procedures in place to address conflicts of interest that may arise between our business and our directors’ other business activities.  We are not aware of any existing conflicts between us and our directors’ other business activities.

Security Ownership of Certain Beneficial Owners and Management

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of April 13, 2005, including shares owned by the officers and directors, individually or as a group.  All shares are owned directly.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial owner	Percent of class
Common Stock	Paul D. Brock321-255 Newport DrivePort Moody, B.C., CanadaV3H 5H1	500,000	10.00%

Common Stock	Donald M. Prest306-4685 Valley DriveVancouver , B.C., CanadaV6J 5M2	500,000	10.00%

Common Stock	Francis Chiew20 Upper Circular Road #306A, The RiverwalkSingapore	40,000	0.80%

Common Stock	Alan Whittingham3399 Fulton RoadVictoria , B.C., Canada ,V9C 3R2	40,000	0.80%

Common Stock	All executive officers and directors as a group (four persons)	1,080,000	21.60%

The percent of class is based on 5,000,000 shares of common stock issued and outstanding as of April 13, 2005.

Description of Securities

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As at the date of this prospectus 5,000,000 shares of common stock are issued and outstanding and held by 36 shareholders of record.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for holding all meetings of stockholders, except as otherwise provided by applicable law or by the Articles of Incorporation.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds.  In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.  Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

As of the date of this prospectus, there is no preferred stock issued or authorized.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

As of the date of this prospectus there are no outstanding warrants to purchase our securities.  We may, however, issue warrants to purchase our securities in the future.

Options

As of the date of this prospectus there are no options to purchase our securities outstanding.  We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, officers, employees and consultants.

Convertible Securities

As of the date of this prospectus we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.  We may, however, issue such convertible or exchangeable securities in the future.

Anti-Takeover State Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our Articles of Incorporation and Bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things.  The statute is limited to corporations that are organized in the State of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada , and does business in the State of Nevada directly or through an affiliated corporation.  Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect of more than $50,000, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Our securities counsel for the purpose of the legal opinion included in this prospectus and the registration statement respecting the issuance of our shares is Stepp Law Group, of Irvine , California .

The financial statements included in this prospectus and the registration statement have been audited by Dale Matheson Carr-Hilton LaBonte, Chartered Accountants, of Vancouver, British Columbia, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The geological report for our mineral property interests was prepared by E.R. Kruchkowski, B.Sc., P.Geo., Certified Professional Geologist, and is included in reliance upon such report given upon the authority of Mr. Kruchkowski as a professional geologist.

Disclosure of Commission Position of Indemnification for

Securities Act Liabilities

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws.  Under the Nevada Revised Statutes director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation. That is not the case with our articles of incorporation. Excepted from that immunity are:

1.         a wilful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.         a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.         a transaction from which the director derived an improper personal profit; and

4.         wilful misconduct.

Under Article VII, our Bylaws provide the following indemnification:

01. Indemnification

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

02. Derivative Action

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in the Corporation’s favour by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) and amount paid in settlement actually and reasonably incurred by such person in connection with the defence or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to amounts paid in settlement, the settlement of the suit or action was in the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or wilful misconduct in the performance of such person’s duty to the Corporation unless and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action or suit by judgment or settlement shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation.

03. Successful Defense

To the extent that a Director, Trustee, Officer, employee or Agent of the Corporation has been successful on the merits or otherwise, in whole or in part in defense of any action, suit or proceeding referred to in Paragraphs .01 and .02 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

04. Authorization

Any indemnification under Paragraphs .01 and .02 above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, Trustee, Officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Paragraphs .01 and .02 above. Such determination shall be made (a) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (b) is such a quorum is not obtainable, by a majority vote of the Directors who were not parties to such action, suit or proceeding, or (c) by independent legal counsel (selected by one or more of the Directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (d) by the Shareholders. Anyone making such a determination under this Paragraph .04 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

05. Advances

Expenses incurred in defending civil or criminal action, suit or proceeding shall be paid by the Corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Paragraph .04 above upon receipt of an undertaking by or on behalf of the Director, Trustee, Officer, employee or agent to repay such amount unless it shall ultimately be by the Corporation is authorized in this Section.

06. Nonexclusivity

The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Trustee, Officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

07. Insurance

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability.

09. Further Bylaws

The Board of Directors may from time to time adopt further Bylaws with specific respect to indemnification and may amend these and such Bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada .

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court’s decision.

Organization Within Last Five Years

We were incorporated on August 26, 2004 under the laws of the State of Nevada .  On the date of our incorporation we appointed Donald M. Prest as our President, Secretary, Treasurer, Principal Accounting Officer, Principal Financial Officer and a director.  On October 5, 2004, Mr. Prest resigned as President and was replaced by Paul D. Brock.  Mr. Brock is also our Chief Executive Officer and a director.  On October 5, 2004, Philip J. Wheelton and Francis Chiew were also appointed as our directors. Effective on January 24, 2005, Mr. Wheelton resigned as one of our directors and Mr. Alan Whittingham was appointed as one of our directors.  Messrs. Prest and Brock participated in the initial private placement of our securities on September 9, 2004, each purchasing 500,000 shares at a price of $0.01 per share.   Messrs. Chiew and Whittingham participated in the second private placement of our securities on September 30, 2004, each purchasing 40,000 shares at a price of $0.02 per share.

Description of Business

We are an exploration stage company engaged in the acquisition and exploration of mineral properties.  Our management began to evaluate the area of Stewart , British Columbia , Canada , currently encompassing our mineral claims, in September of 2004 as the result of an increase in gold and silver prices.  Shortly thereafter we incorporated our company and in October of 2004 we purchased our mineral claims from Teuton Resources Corp. for the cash payment of US $10,000.  Under British Columbia mining legislation a foreign corporation cannot be the registered holder of a British Columbia mining claim.  Correspondingly, and to avoid the costs of creating a British Columbia wholly-owned subsidiary for the sole purpose of holding the registered title to our mineral claims, we decided to register our mineral claims in the name of our CEO, Paul D. Brock, and, as a result, at our instruction Teuton Resources Corp. transferred the registered title to our mineral claims directly to Mr. Brock by way of Bill of Sale for no additional consideration.  By Declaration of Trust dated November 29, 2004 Mr. Brock declared that he holds a 100% undivided and legal, beneficial and registered in and to the mineral claims for us and that he will deliver registered title to our mineral claims to us upon our demand.  As a consequence Mr. Brock did not pay for the mineral claims and his interest in the claims is fiduciary in nature as he holds the claims in trust for us.  Mr. Brock will transfer title to our mineral claims to a British Columbia subsidiary to be formed and wholly-owned by us if mineral interest is discovered on our mineral claims.

The mineral claims are located approximately 58 kilometers north of Stewart, B.C., in the Skeena Mining Division, NTS 104 A/5W.  Each mineral claim entitles us to one-quarter section of property reserved for mineral exploration that consists of 450 hectares.  The total area of the four mineral claims is approximately 1800 hectares, with each of the four claims consisting of approximately 450 hectares.  Each claim is further subdivided into 18 units, consisting of approximately 25 hectares each, for a total number of 72 units consisting of 1800 hectares.  The mineral claims are in good standing with the Province of British Columbia through to July 9, 2005.  Aside from the purchase agreement transferring ownership of the claims from Teuton Resources Corp. to Paul D. Brock, and the Declaration of Trust between Mr. Brock and our company, there are no other material agreements entered into regarding the company and the mineral claims.

During the period from incorporation, August 26, 2004, to the date of this prospectus, we have raised capital through the sale of shares of our common stock in order to cover administrative and organizational expenses, fund the acquisition cost of the mineral property, provide adequate capital to complete stage one of phase one of the exploration work program on the mineral claims and pay for the cost of this prospectus.

Since we are an exploration stage company there is no assurance that a commercially viable mineral deposit exists on any of our properties, and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future exploration is determined.  We have no known reserves of any type of mineral.  To date, we have not discovered an economically viable mineral deposit on the mineral property, and there is no assurance that we will discover one.

Recording of the Mineral Claims

The mineral claims consist of four mineral claims located in the northwestern part of Stewart , British Columbia .  The mineral claims have the following legal description:

Name of Mining Claim	Tenure Number	Units	Expiry Date

Tetrahedrite 1	409103	18	July 9, 2005
Tetrahedrite 2	409104	18	July 9, 2005
Tetrahedrite 3	409105	18	July 9, 2005
Tetrahedrite 4	409106	18	July 9, 2005

If we receive favourable preliminary results on the above-mentioned claims, then we intend to proceed with continued mapping, sampling and drilling and completing the proposed work program.

We must complete work expenditures on the mineral claims and file confirmation of work with the applicable mining recording office of the Province of British Columbia .  Currently, exploration work with a minimum value of CAD $7,200 (US $6,000) is required before July 9, 2005, and we intend to complete this minimum exploration work in a timely manner.  If we fail to file CAD $7,200 of work expenditures with the Province of British Columbia, title to the mineral claims will lapse and, in order to continue with our current business plans, we will have to re-acquire the mineral claims through re-staking and re-filing (with the mineral claim coordinates) which will then still require us to complete the minimum exploration work in a timely manner.

Technical Information Regarding the Property

Our mineral property claims are the subject of a geological report prepared by E.R. Kruchkowski, B.Sc., P.Geo., dated October 25, 2004.  The following description of the mineral property is summarized from Mr. Kruchkowski’s report.  We paid US $2,083 (CAD $2,500) to Mr.

Kruchkowski for the preparation of this report.  There is no relationship between Mr. Kruchkowski and us, our officers, our directors or our affiliates.

Location and Access

The claims are located in northwest British Columbia , 58 kilometers north of Stewart, in the Skeena Mining Division, NTS 104 A/5W.  At present the simplest, mostly timely, most economical and safest access to our mineral claims is gained utilizing helicopter stations in Stewart.  A summer gravel road also leads from Stewart to the Tide Lake Flats airstrip (approximately 15 kilometers south-southwest of Knipple Lake ).  If necessary, this road could easily be extended from the airstrip along the east bank of Bowser River to Knipple Lake .  In 1988 a constructed winter road cut through the claim area leading from Cassiar-Stewart highway, east of Bowser Lake , to the Brucejack mineral deposits, north of Knipple Lake .  This road has been abandoned and the condition of this road is unknown.  Once on the property all workings and trenches are easily accessible by foot.  For more detailed information on the description of the geophysical properties of the claims, please refer to the section titled “Description of Property”.

Yukon Territory
N.W.T.
Alaska — U.S.A.
Hwy. 37
Hwy. 97
Property
Stewart
BRITISH
COLUMBIA
Prince Rupert
Hwy. 16
Prince George
N
Pacific
Ocean
Alberta
Vancouver Island
Hwy. 1
Vancouver
Kelowna
Victoria
Washington — U.S.A.

SCALE BAR
100
0
100
200
300
KILOMETERS

FORTUNE PARTNERS, INC.	
TETRAHEDRITE SILVER PROPERTY, STEWART, B.C., SKEENA M.D.	
LOCATION MAP	
RPM Mapping and Computer Services Ltd.	Date: October 2004
	NTS No.: 104A/5W
	Figure: 1

Physiography and Climate

The area of the Tetrahedrite Silver property claims encompasses steep mountain slopes typical of the Coast Range region of British Columbia .  The property is situated over Knipple Lake and portions of the Bowser River and Knipple Glacier.  The claims are partially covered by the Knipple Glacier, thin glacial till and outcrop.  Small lakes and ponds are present along shallow depressions north of Knipple Lake .  Moderate to steep topography prevails with gentle sloping ground surrounding Knipple Lake .  Elevations range from 460 m (1510’) to 1097 m (3600’).  Maximum rock exposure occurs in early October when most of the annual snowfall has melted.  The surface exploration is restricted to late summer and early fall.  Most of the property can be traversed safely on foot although local areas contain occasional steep bluffs and cliffs.  Vegetation is limited to thin brush consisting of arctic willow and alder with minor small hemlock.  Water supply is plentiful as several glacial run-off streams drain into Bowser River and Knipple Lake .

Definitions

Electromagnetic surveys involve measuring whether or not rocks on the surface and subsurface of the property conduct electricity. Copper and gold are excellent conductors of electricity.  Areas of high conductivity are targets for follow-up exploration.

Magnetic surveys involve searching for changes in the magnetic field over property areas.  Magnetic anomalies may be a result of accumulations of certain magnetic rocks such as pyrrhotite, hematite and magnetite.  These rock types are often found alongside base metals such as copper, zinc and nickel, or precious metals such as gold and silver.

Drilling involves extracting a long cylinder of rock from the ground to determine amounts of metals at different depths.  Pieces of the rock obtained, known as drill core, are analysed for mineral content.

Geochemistry is the study of chemical properties of rocks.

History and Previous Work

As disclosed in the geologic report prepared by E.R. Kruchkowski, the exploration for metals began in the Stewart region in about 1898 by a party of placer miners in the Bitter Creek area.  During the early 1900s the area of the Tetrahedrite Silver showings was covered by ice fields and glaciers that extended into the Bowser valley.  This would have hampered any mineral exploration.  In the 1960s the streams in the area would have been geochemically sampled particularly in exploration for porphyry style copper-molybdenum mineralization.

Sulphide mineralization was encountered in 1964 by the British Columbia Department of Mines regional mapping program (Grove, 1983).  Prospectors Julian Berkosha and Tony Retvedt were notified of this mineralization and subsequent claims located.  No results of any follow-up work were recorded.  The ground remained dormant until being staked by prospectors working for E & B Exploration Ltd., a small private company based in Calgary , Alberta , as part of a joint venture with E & B Exploration.  After some minor prospecting, sampling and mapping, the property was returned to Elan Exploration Ltd.  High silver values were reported in some sampling.

Teuton Resources Corporation optioned the ground in 1983.  Several high-grade silver-bearing veins were discovered during the general reconnaissance prospecting program with minor surface trenching.  During 1984 Teuton Resources Corporation carried out an airborne E.M. (electromanetics) and magnetics survey with unsuccessful results.  Further mapping and geochemical surveys were also completed.  Trenching and sampling the argentiferous-quartz-sulphide veins discovered in 1983 was the priority of the Teuton’s 1985 exploration program.  With significant results, Crystal Cove Resources Ltd., under an option agreement with Teuton Resources Ltd., undertook a bulk tonnage sampling program in 1987.  Several high-grade silver-bearing veins were tested for grade and tonnage consistency.

Conclusions and Recommendations

Mr. Kruchkowski’s geological report recommends a phase one exploration work program on the property that will include two stages at a total cost of CAD $45,000 (US $37,500).  This budget consists of CAD $15,000 (US $12,500) for stage one and CAD $30,000 (US $25,000) for stage two of phase one.  It is expected to take approximately four months to complete the two stages.  We expect to commence this exploration program in late June of 2005 and to complete it in late October of 2005.  Sample analysis would take place after stage one of phase one is completed and would take two weeks to obtain the results.  We would then plan stage two for the month of October of 2005.  To date we have spent no exploration expenditures on the property.  We confirm that as at April 13, 2005, we had cash reserves of US $40,189 (CAD $48,227).  Based on estimates that phase one will cost approximately US $37,500 (CAD $45,000) to complete, we confirm that the company currently requires additional financing in order to complete the stage two of the phase one exploration program and also the phase two exploration program estimated to cost US $166,667 (CAD $200,000).

Compliance with Government Regulation

Canadian Mining Law

Work on the claims is governed by the laws of the Province of British Columbia .  Titles to mineral claims are issued and administered by the Mineral Titles Branch, Ministry of Energy and Mines, and title must comply with all provisions under the Mineral Tenure Act ( British Columbia ) (the “Mineral Tenure Act”).  A mineral claim acquires the right to the minerals which were available at the time of location and as defined in the Mineral Tenure Act.  There are no surface rights included, but the title holder has the right to use the surface of the claim for mining purposes only.  All work carried out on a claim that disturbs the surface by mechanical means requires a Notice of Work and must receive written approval from the District Inspector of Mines prior to commencement.

Our mineral exploration program will comply with the Mineral Tenure Act which sets forth rules for locating claims, posting claims, working claims and reporting work performed.

We also have to comply with the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

In order to explore for minerals on our mineral claim we must submit the plan contained in this prospectus for review. We believe that the plan as contained in this prospectus will be accepted and an exploration permit will be issued to us or our agent. The exploration permit is the only permit or license we will need to explore for precious and base minerals on the mineral claim.

We will be required to obtain additional work permits from the British Columbia Ministry of Energy and Mines for any exploration work that results in a physical disturbance to the land. Accordingly, we may be required to obtain a work permit if we proceed beyond the exploration work contemplated by our proposed phase one and phase two exploration programs. There is a charge of approximately CAD $1,500 (US $1,250) in order to obtain a work permit under the Mineral Tenure Act.  The time required to obtain a work period is approximately four weeks.  We will incur the expense of our consultants to prepare the required submissions to the Ministry of Energy and Mines. We will be required by the Mineral Tenture Act to undertake remediation work on any work that results in physical disturbance to the land.  The cost of remediation work will vary according to the degree of physical disturbance.  No remediation work is anticipated as a result of completion of phase one and phase two of the exploration program.

We have budgeted for regulatory compliance costs in the proposed exploration program recommended by the summary report. As mentioned above, we will have to sustain the cost of reclamation and environmental remediation for all exploration and other work undertaken. The amount of reclamation and environmental remediation costs are not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended exploration program. Because there is presently no information on the size, tenor, or quality of any mineral resource at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position in the event a potential mineral deposit is discovered.

If we enter into substantial exploration, the cost of complying with permit and regulatory environment laws will be greater than in phase one and phase two because the impact on the project area is greater. Permits and regulations will control all aspects of any program if the project continues to that stage because of the potential impact on the environment. We may be required to conduct an environmental review process under the British Columbia Environmental Assessment Act if we determine to proceed with a substantial project.  An environmental review is not required under the Environmental Assessment Act to proceed with the recommended phase one or phase two exploration programs on our claims.

We have filed the applicable work expenditures required by British Columbia mining regulations which extends the mineral claims to July 9, 2005.

There are also several governmental regulations that materially restrict the exploration or exploitation of minerals.  In particular, and as set forth above, our activities are subject to environmental legislation which generally provide for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry operations, such as seepage from tailings disposal areas, which would result in environmental pollution.  A breach of such legislation may result in imposition of fines and penalties, and certain types of operations require the submission and approval of environmental impact assessments.  Environmental legislation is evolving in a manner which means stricter standards and enforcement, fines and penalties for non-compliance are more stringent.

Competitive Conditions

The mineral exploration industry is highly fragmented and we will be competing with many other exploration companies looking for minerals.  We are one of the smallest exploration companies and are an infinitely small participant in the mineral exploration business.  While we generally compete with other exploration companies, there is no competition for the exploration of minerals from our claims.  Readily available mineral markets exist in the United States and around the world for the sale of minerals if we ever experience production.  Therefore, we will likely be able to sell any minerals if we ever successfully discover and recover any minerals.  There are no assurances, however, that the prevailing prices for such minerals will result in profitable operations.

We are a junior mineral exploration company.  We compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies.  The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also be competing with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Employees

As of the date of this prospectus we do not have any employees other than our officers, Paul D. Brock and Donald M. Prest, who will each be spending 10% of their time, or five hours per week, working for the company.  We intend to retain independent geologists and consultants on a contract basis to conduct the work programs on the mineral claims.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

Plan of Operation

Our plan of operations for the twelve months following the date of this prospectus is to complete the following objectives within the time periods specified, subject to our obtaining the funding necessary for the continued exploration of our mineral claims:

1.         Register our shares for resale by our existing shareholders under this prospectus and then obtain a trading symbol to trade our shares over the OTCBB.

Our first milestone is register our shares for resale by existing shareholders under this prospectus and then obtain a trading symbol to trade our shares over the OTCBB.  We began this process on October 1, 2004, upon closing of our subscriptions, and expect to receive an effective date of registration by the end of April, 2005.  We will then apply to the NASD for a trading symbol to begin trading our shares on the OTCBB.  This is expected to be completed by the end of June, 2005.  The remaining costs are expected to be less than $10,000 to complete this milestone.  The nature of these costs are audit, legal, edgarizing, transfer agent fees and SEC registration costs.

2.         Completion of stage one of phase one of our exploration program

Our second milestone, which is not contingent on the completion of our first milestone, is to organize and conduct stage one of phase one of our exploration program as recommended in our geologic report.  Our geologist will gather 75 samples and send these samples to a laboratory in Vancouver , British Columbia , for analysis.  We will then disseminate the results of their analysis.  The geologist who completed the geologic report is expected to be retained to conduct all stages and phases of the recommended work program.  Our geologist will begin stage one of phase one as soon as he can gain access to the property, soon after the snow is melted.  This is expected to occur in late June, 2005.  The sampling should take approximately one week to complete.  The sample analysis should take approximately two weeks to complete and the report from our geologist should take a further three weeks to compile and complete.  By the end of August of 2005 we would expect to have an initial report from our geologist on the results of stage one of phase one. Stage one will cost approximately CAD$15,000 (US$12,500) and will be paid out of cash on hand.  Based on the results of the sample analysis and the recommendations of our geologist, we will expand the scope of our exploration to other target areas and gather an increased amount of samples.

3.         Completion of stage two of phase one of our exploration program

Our third milestone is to organize and conduct stage two of phase one of our exploration program as recommended in our geologic report.  Based on the results of stage one, our geologist will gather a further 150 samples and send these samples to a laboratory in Vancouver for analysis.  We will then disseminate the results of their analysis.  Our geologist is expected to begin stage two of phase one in October, 2005.  The sampling should take approximately two weeks to complete.  The sample analysis should take approximately another two weeks to complete.  In November of 2005 we would expect to have an initial report from our geologist on the results of stage two of phase one.  Stage two will cost approximately CAD$30,000 (US$25,000) and will be paid out of cash on hand to the extent funds are available.  We will likely have a small cash shortfall to complete the payment to our geologist and we plan to raise up to US$25,000 through a private placement of our securities at or about that time. Our Board of Directors will make a determination whether to proceed with phase two of the exploration program upon completion of phase one of the exploration program by the geologist and the review of the results of phase one.  In completing this determination we will make an assessment as to whether the results of phase one are sufficiently strong and consistent as to mineralization that would indicate a potential viable deposit.  The results would have to enable us to secure financing that would be necessary for us to proceed with phase two of the exploration program.  This assessment will include an assessment of the market for financing of junior mineral exploration projects at the time of our assessment.  We will only proceed with phase two of the exploration program if we are able to secure financing to cover the anticipated costs of the program and if the results of phase one reveal the potential for uncovering viable mineral deposits.

4.         We anticipate spending approximately $1,500 in ongoing general and administrative expenses per month for the next twelve months.  The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees and general office expenses.

As at April 13, 2005, we had cash reserves of $40,189 which we estimate will sustain our minimum operations for approximately twelve months, however, and without additional financing, our present cash reserves will not allow us to complete phase two of stage one of our planned exploration program should the results of phase one warrant the same.

Our completion of stage two of phase one and phase two of the work program is subject to us obtaining adequate financing as these expenditures will exceed our cash reserves.  During the 12-month period following the date of this prospectus we do not anticipate generating any revenue.  We anticipate that additional funding will be in the form of equity financing from the sale of our common stock.  However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund the phase two exploration program.  In the absence of such financing, we will be unable to complete stage two of phase one and phase two of the exploration program even if there is sufficient evidence of viable mineral deposits.

Subject to additional financing and the successful completion of stage two of phase one, we anticipate that phase two will consist of diamond drilling to evaluate any mineralized zones for the presence of a large tonnage lower grade deposit and/or a smaller high-grade silver deposit.  Phase two, as detailed below, is expected to take approximately two months to complete and it is planned for the summer of 2006. A budget of US $166,667 (CAD$200,000) is estimated for phase two.

Based on the nature of our business we anticipate incurring operating losses in the foreseeable future.  We base this expectation, in part, on the fact that very few mineral properties in the exploration stage ultimately develop into producing, profitable mines.  Our future financial results are also uncertain due to a number of factors, some of which are outside our control.  These factors include, but are not limited to:

·         our ability to raise additional funding;

·         the market for minerals such as silver;

·         results of our proposed exploration programs on the mineral property; and

·         our ability to find joint venture partners for the development of our property interests;

If we are successful in completing an equity financing, existing shareholders will experience dilution of their interest in our company.  In the event we are not successful in raising additional financing, we anticipate that we will not be able to proceed with our business plan unless we receive short-term loans from our two executive officers, which cannot be guaranteed.  In such a case we may decide to discontinue our current business plan and seek other business opportunities in the resource sector.  Any business opportunity would require our management to perform diligence on possible acquisition of additional resource properties.  Such due diligence would likely include purchase investigation costs such as professional fees by consulting geologists, preparation of geological reports on the properties, conducting title searches and travel costs for site visits.  It is anticipated that such costs will not be sufficient to acquire any resource properties and additional funds will be required to close any possible acquisition.  During this period we will need to maintain our periodic filings with the appropriate regulatory authorities and will incur legal and accounting costs.  In the event no other such opportunities are available and we cannot raise additional capital to sustain minimum operations, we may be forced to discontinue business.  We do not have any specific alternative business opportunities in mind and have not planned for any such contingency.

We anticipate that additional funding will be in the form of equity financing from the sale of our common stock.  However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional phases of exploration.  We believe that debt financing will not be an alternative for funding additional phases of exploration.  We do not have any arrangements in place for any future equity financing.

We must complete work expenditures on the mineral claims and file confirmation of work with the applicable mining recording office in British Columbia .  Currently, exploration work with a minimum value of CAD $7,200 (US $6,000) is required before July 9, 2005, and we intend to complete this minimum exploration work in a timely manner to renew the mineral claims for an additional year.

Results of Operations

We have had no operating revenues since our inception on August 26, 2004 through to the year ended September 30, 2004.  Our activities have been financed from the proceeds of share subscriptions.  From our inception on August 26, 2004, to the date of this prospectus, we have raised a total of $81,000 in cash from private offerings of our securities.

For the period from inception on August 26, 2004, to the year ended September 30, 2004, we incurred operating costs of $10,990.  These operating costs included $10,990 in professional fees and organizational costs during the period.  Expenditures consisted of $9,000 for legal, accounting and audit services and $1,990 for incorporation costs.  In addition to these costs we charged $5,000 to operations for the value of services rendered by our Principal Accounting Officer to September 30, 2004, and the value of rent of $250, which amounts were treated as donated capital.

During the three months ended December 31, 2004, the Company suffered a loss of $45,846 which included $10,000 of mineral expenses acquiring the mineral property, $2,083 for a geological report, $6,750 of donated services and rent, $25,882 in legal and audit fees and $1,092 for edgarizing expenses.  Effective on December 31, 2004, 250,000 shares of the company which had been issued by the company on September 30, 2004 in consideration for the settlement of an aggregate of $5,000 in legal services were returned to treasury and cancelled; with such legal fees then being reinstated as a liability to the company.

Liquidity and Capital resources

At April 13, 2005, we had cash on hand of $40,819 and working capital of $30,914.

We have funded our business to date from sales of our common stock.  Gross proceeds from the sale of our common shares during the period from inception, on August 26, 2004, through to December 31, 2004, totalled $81,000.  Cash used in operating activities was $40,811 for the period from inception on August 26, 2004, to the period ended December 31, 2004, which reflects mineral expenses, professional fees and incorporation costs.  We recorded $12,000 for donated management services and rent to December 31, 2004.

There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing.  If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of the mineral claims and our venture will fail.

Description of Property

Our executive offices are located at Suite 1100 , 1050 West Pender Street , Vancouver , British Columbia , Canada , V6E 3S7.  Donald M. Prest, our Director, Secretary, Treasurer, Principal Accounting Officer and Principal Financial Officer, currently provides this space to us free of charge.  This space may not be available to us free of charge in the future.  The value of these donated premises is $250 per month.

The following information has been excerpted from a geological report respecting our mineral claims which was prepared for us by E.R. Kruchkowski, B.Sc., P.Geo.; the historical basis for which is detailed in the report and which is comprised of historical information which has been compiled by and is in the possession of Mr. Kruchkowski and is not contained in any public records.

We also have four mineral claims located in northwest British Columbia as described above under “Description of Business”.  The claims are located in northwestern British Columbia , 58 kilometers north of Stewart, in the Skeena Mining Division, NTS 104 A/5W.  At present the simplest, mostly timely, most economical and safest access to our mineral claims is gained utilizing helicopter stations in Stewart.  A summer gravel road leads from Stewart to the Tide Lake Flats airstrip (approximately 15 kilometers south-southwest of Knipple Lake ).  If necessary this road could easily be extended from the airstrip along the east bank of Bowser River to Knipple Lake .  In 1988 a constructed winter road cut through the claim area leading from the Cassiar-Stewart highway, east of Bowser Lake , to the Brucejack mineral deposits, north of Knipple Lake .  This road has been abandoned and the condition of this road is unknown.  Once on the property, all workings and trenches are easily accessible by foot.  There are no infrastructure facilities, equipment or power sources on the property.

We have filed the applicable work expenditures required by British Columbia mining regulations which extends the mineral claims to July 9, 2005.  The claims require CAD $100 (US $83.33) of exploration work per year for each unit to maintain the mineral rights plus a filing fee of CAD $10 (US $8.33) per CAD $100 of work filed.  This means that CAD $7,200 (US $6,000) worth of exploration work is required plus a CAD $720 (US $600) filing fee to hold the mineral claims for an additional year.  The company could spend additional monies and make the mineral claims valid for more than one year.

The property is predominately underlain by rocks belonging to the Mesozoic Hazelton Group and Eocene stocks.  They include a variety of thinly bedded to massive fossiliferous volcanic sediments, volcanic flows and an intrusive feldspar porphyry.  This portion is based on the 1985 Teuton surveys as well as the 1987 program.  The main showings on the Tetrahedrite Silver property are quartz-silver/sulfide ones along shearing in a northerly direction north of Knipple Lake .

Three main types of mineralization occur on the Tetrahedrite claims as follows:

  a northwest trending quartz-sulphide system;

  a northwest trending quartz-calcite plus or minus sulphide system; and

  interstitial massive fine grained to coarse-grained pyrite within the feldspar porphyry diatreme.

Exploration on the Tetrahedrite Silver property commenced in the 1960s after its discovery.  During 1980, E&B Exploration carried out a program of geochemical sampling that resulted in the verification of the British Columbia Department of Mines discovery.  In 1983 and 1985, Teuton carried out an exploration program that included trenching completed across different showings including both the pyritic diatreme and numerous of the quartz-sulphide veins.  In 1987, Crystal Cove carried out a program of prospecting, geochemical sampling and bulk sampling.

In previous surveys, reconnaissance rock geochemical samples were taken from zones of interest including mineralized zones and any unusual rock types within the property area.  The mineralized rocks are located in a wide zone of shearing up to 80 meters wide that extends north south across the middle of the property. It is speculated that additional zones could be located with further geochemical sampling and prospecting.

During 1983-1987, several trenching programs were carried out on the property.  Work from 1980-1987 has indicated assays high in silver with lead, zinc and copper values.  The 1983 work indicated at least 7 different stringer and vein zones with work in 1985 consisting of more detailed sampling.  In 1987, large amounts of mineralization were excavated in order to confirm grade and continuity of mineralization.  As results indicate, 400 pounds of massive sulphide material in this location indicated 9.48 opt silver.  Results of the bulk sampling did not substantiate the previous work in this location.

Sampling was also conducted in the area of Trench 2 located over the previous Trench T2A.  A total of 9.5 tons of material was collected by hand-cobbing massive to semi-massive mineralization from wall rock.  A total of 9 samples were taken as the pit was excavated.  The average of these samples in Trench 2 averaged 32.04 opt Ag which compares very well with the previous average of Trench T2A of 35.90 opt Ag.  This demonstrates a consistency of silver values.  An area 8.3 meters north of Trench 2 was blasted but unsampled and indicated massive galena and chalcopyrite across 10 centimeters of width.  In addition, two cuts were completed; one (Trench 3) 53 meters north of Trench 2 with the second one (Trench 4) approximately 53 meters northeast.  Trench 3, along the same vein as Trench 2 showed a value of 37.40 opt silver while Trench 4 showed a value of 109.86 and 92.14 opt silver.

There are no equipment or facilities located on the property.  There is no source of power on the property so power will be supplied by mobile generators.

The current state of exploration on the property could be considered dormant as no work is currently being done.  The property is without known reserves and the proposed exploration program is exploratory in nature.

The total cost to acquire the property was US $10,000 and CAD $2,500 for the geology report.

The components of the budget for this initial geological work program are as follows (in CAD dollars):

PHASE ONE – STAGE ONE	CAD$
Sampling – 2 personnel @ $300 each for 6 days	$3,600
Helicopter 4 hours @ $1,200.00 hour	4,800
Camp, accommodations, etc.	1,000
Rentals, including vehicle, rock drill	1,000
Analysis – 75 samples $20.00 each	1,500
Consumables including explosives	1,000
Mobilization/demobilization	1,000
Contingency	1,100
Phase one – Stage one total	$15,000

PHASE ONE – STAGE TWO
Sampling – 2 personnel @ $300 each for 12 days	$7,200
Helicopter 8 hours @ $1,200.00 hour	9,600
Camp, accommodations, etc.	2,000
Rentals, including vehicle, rock drill	2,000
Analysis – 150 samples $20.00 each	3,000
Consumables including explosives	2,000
Mobilization/demobilization	1,000
Contingency	3,200
Phase one – Stage two total	$30,000

Our Board of Directors will make a determination whether to proceed with phase two of the exploration program upon completion of phase one of the exploration program by the geologist and the review of the results of phase one.  In completing this determination we will make an assessment as to whether the results of phase one are sufficiently strong and consistent as to mineralization that would indicate a potential viable deposit.  The results would have to enable us to secure financing that would be necessary for us to proceed with stage two of phase one and then phase two of the exploration program.  This assessment will include an assessment of the market for financing of junior mineral exploration projects at the time of our assessment.  We will only proceed with phase two of the exploration program if we are able to secure financing to cover the anticipated costs of the program and if the results of phase one reveal the potential for uncovering viable mineral deposits.

Phase two will consist of diamond drilling to evaluate any of the mineralized zones for the presence of a large tonnage lower grade deposit and/or a smaller high-grade silver deposit.  This would involve four holes; each 100 meters in length; to test the mineralized shear zones at depth.  Phase two is intended to identify the geological environment underlying the mineral claims and a detailed mineralization map to scale should be produced.  A geological crew will conduct a field program.  Under the supervision of the geologist, the crew will collect sediment samples for geochemical analysis on the areas of interest identified in phase one.  This field work is expected to take place over a one week period and the analysis of the sediment samples is expected to take an additional two weeks.  This level of surveying and sampling will provide a higher level of reconnaissance information for the mineral claims.  Phase two will also include an updated geological report with an independent analysis and recommendation on the mineral claims.  Phase two is expected to take approximately two months to complete and it is planned for the summer of 2006. A budget of US $166,667 (CAD$200,000) is estimated for phase two and the components are as follows (in CAD dollars):

PHASE TWO	CAD$
Diamond Drilling: 400 meters at $125.00/meter all inclusive	$50,000
Rental Vehicle	5,000
Accommodation/Supplies	15,000
Mob/Demob Costs, Geological Crew	10,000
Wood for drill pads	5,000
Assaying – 1000 samples at $25.00/sample	15,000
Geological Surveys, Mapping, etc.	10,000
Report Writing/Drafting, etc.	10,000
Equipment Rentals	10,000
Helicopter	50,000
Contingency	20,000
Phase two total	$200,000

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

●    any of our directors or officers;

●    any person proposed as a nominee for election as a director;

●    any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

●    any of our promoters; or

●    any relative or spouse of any of the foregoing persons who has the same house as such person, except for the following:

(a)        On October 4, 2004 three additional members were elected to the Board of Directors for a total of four Board Members.  A new President was appointed on that day who is also our CEO.  Subsequent to that, Paul D. Brock, the Company’s Chief Executive Officer, President and a director, and Donald M. Prest, the Company’s Secretary, Treasurer, Principal Accounting Officer, Principal Financial Officer a and director, each acquired 500,000 shares of the Company’s common stock at a price of $0.001 per share.  Mr. Brock and Mr. Prest each paid a total purchase price of $500 for the shares on September 9, 2004.

(b)        On August 27, 2004 the former President of the Company loaned $2,000 to the Company to pay for organizational costs. This loan did not bear interest and was repaid on September 30, 2004.  During the period the Company recognized a total of $250 for donated rent provided by a partnership, of which, the former President of the Company is a partner.  Included in accrued liabilities is $2,000 accrued in favour of a partnership, of which, the former President of the Company is a partner, for accounting services rendered.

   (c)        Other than the purchase of the shares, Mr. Brock and Mr. Prest have not entered into any agreements with the company in which they are to receive from the company or provide to the company anything of value except for the services of Mr. Prest during September of 2004 which were valued at $5,000 and donated to the Company.  It is anticipated that the value of 10% of Mr. Prest’s and Mr. Brock’s time would be valued at $1,000 per month each and donated to the company.

(d)        With regard to the mineral claims, the company acquired the claims in October of 2004 by purchasing them from Teuton Resources Corp. for the cash payment of US $10,000.  To avoid the costs of creating a British Columbia wholly-owned subsidiary for the sole purpose of holding the registered title to our mineral claims, we decided to register our mineral claims in the name of our Chief Executive Officer, Paul D. Brock, and, as a result, at our instruction Teuton Resources Corp. transferred the registered title to our mineral claims directly to Mr. Brock by way of Bill of Sale for no additional consideration.  By Declaration of Trust Mr. Brock declared that he holds a 100% undivided and legal, beneficial and registered in and to the mineral claims for us and that he will deliver registered title to our mineral claims to us upon our demand.  As a consequence Mr. Brock did not pay for the mineral claims and his interest in the claims is fiduciary in nature as he holds the claims in trust for us.

Off Balance Sheet Arrangements

There are no transactions involving the company and other parties which have not been reflected in the company’s balance sheets.

Market for Common Equity and Related Stockholder Matters

No Public Market for our Common Stock

There is presently no public market for our common stock.  We anticipate seeking sponsorship for the trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part.  However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement we have 36 registered shareholders.

Rule 144 Shares

A total of 3,920,000 shares of our common stock are available for resale to the public after September 30, 2005 in accordance with the volume and trading limitations of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.         1% of the number of shares of the company’s common stock then outstanding; which, in our case, will equal approximately 50,000 shares as of the date of this prospectus; or

2.         the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k) a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus persons who are our affiliates hold 1,080,000 of the shares that will be eligible for Rule 144 sales.  These persons would, however, be subject to the volume limitations discussed above and would not become eligible to use Rule 144(k) until at least three months after resigning as an officer and director, and then only if they retained less than ten percent of the aggregate amount of common shares then outstanding.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other person.

Dividends

There are no restrictions in our Articles of Incorporation or Bylaws that restrict us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.         we would not be able to pay our debts as they become due in the usual course of business; or

2.         our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends.  We do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception, on August 26, 2004, until September 30, 2004.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen-sation($)	Restricted Stock Awards($)	Securities Underlying Options/SARS (#)	LTIP payouts ($)	All Other Compen-sation ($)
Paul D. Brock, President & CEO (1)	2004 (2)	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)        Appointed Chief Executive Officer on October 5, 2004.

(2)        For the period from inception (August 26, 2004) to September 30, 2004.

None of our directors have received monetary compensation since our incorporation to the date of this prospectus.  We currently do not pay any compensation to our directors serving on our board of directors, and we do not presently intend to compensate any our officers during the current fiscal period.

Stock Option Grants

We have not granted any stock options to the executive officers since our inception on August 26, 2004.

Employment Agreements

Currently, we do not have an employment or consultant agreement with Paul D. Brock or Donald M. Prest.  Currently, we do not pay any salary to Mr. Brock or Mr. Prest.

Reports to Security Holders

We are not currently subject to the Securities and Exchange Act and currently are not required to, and do not, deliver annual, quarterly or special reports to shareholders. We will not deliver such reports to our shareholders until after, and if, this offering is declared effective by the Securities and Exchange Commission.  Once such effectiveness is granted, if ever, we will deliver annual reports to securities holders containing audited financial statements as well as complying with other Securities and Exchange Commission and state filing requirements.

You may read any materials filed with the Securities and Exchange Commission at its principle office in Washington , D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. , Washington , D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

Index to Financial Statements

Our audited financial statements, as described below, are attached hereto:

Audited financial statements for the period from inception (August 26, 2004) to September 30, 2004, including:

1.         Auditors’ Report;

2.         Balance Sheet;

3.         Statement of Operations;

4.         Statement of Stockholders’ Equity;

5.         Statement of Cash Flows; and

6.         Notes to Financial Statements.

____________

Independent Auditors’ Report

To the Stockholders and Board of Directors
of Fortune Partners, Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Fortune Partners, Inc. (An Exploration Stage Company) as of September 30, 2004 and the related statements of operations, stockholders’ equity and cash flows for the period from August 26, 2004 (Date of Inception) to September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the Standards of the Public Company Accounting Oversight Board ( United States ). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of Fortune Partners, Inc. (An Exploration Stage Company), as of September 30, 2004, and the results of its operations and its cash flows and the changes in stockholders’ equity for the period from August 26, 2004 (Date of Inception) to September 30, 2004, in conformity with generally accepted accounting principles used in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has losses from operations since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“Dale Matheson Carr-Hilton LaBonte”

CHARTERED ACCOUNTANTS

Vancouver , Canada

October 26, 2004

Fortune Partners, Inc.
(An Exploration Stage Company)
Balance Sheets
(Expressed in US dollars)

	December 31,2004 $ (unaudited)	September 30,2004 $ (audited)

ASSETS

Current Assets

Cash	40,189	79,010
Prepaid expense	908	–

Total Assets	41,097	79,010

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	9,383	–
Accrued liabilities	800	4,000

Total Liabilities	10,183	4,000

Commitments and Contingencies (Note 1)

Stockholders’ Equity

Common Stock, 100,000,000 shares authorized, $0.001 par value 5,000,000 and 5,250,000 shares issued and outstanding respectively (Note 5)	5,000	5,250

Additional Paid in Capital	76,000	80,750

Donated Capital (Note 4)	12,000	5,250

Deficit Accumulated During the Exploration Stage	(62,086)	(16,240)

Total Stockholders’ Equity	30,914	75,010

Total Liabilities and Stockholders’ Equity	41,097	79,010

Fortune Partners, Inc.
(An Exploration Stage Company)
Statements of Operations
(Expressed in US dollars)

	FromAugust 26, 2004(Date of Inception) toDecember 31,2004$(unaudited)	Three MonthsEndedDecember 31,2004$(unaudited)	FromAugust 26, 2004(Date of Inception)to September 30,2004$(audited)

Revenue	–	–	–

Expenses

Bank charges	39	39	–
Donated services and rent (Note 4)	12,000	6,750	5,250
Mineral expenses (Note 3)	12,083	12,083	–
Professional fees and organizational costs	36,872	25,882	10,990
Transfer agent and filing fees	1,092	1,092

Total Expenses	62,086	45,846	16,240

Net Loss For the Period	(62,086)	(45,846)	(16,240)

Net Loss Per Share – Basic and Diluted		(.01)	(.02)

Weighted Average Shares Outstanding		5,000,000	729,000

Fortune Partners, Inc.
(An Exploration Stage Company)
Statements of Cash Flows
(Expressed in US dollars)

	FromAugust 26, 2004(Date of Inception) toDecember 31,2004 $ (unaudited)	Three Months Ended December 31, 2004 $ (unaudited)	FromAugust 26, 2004(Date of Inception) to September 30,2004 $ (audited)

Cash Flows Used In Operating Activities

Net loss for the period	(62,086)	(45,846)	(16,240)

Adjustments to reconcile net loss to cash:

Donated services and rent	12,000	6,750	5,250
Expenses paid for by issuing shares	5,000	–	5,000

Change in operating assets and liabilities:

(Increase) in prepaid expense	(908)	(908)	–
Increase in accounts payable	4,383	4,383	–
(Decrease) increase in accrued liabilities	800	(3,200)	4,000

Net Cash Used in Operating Activities	(40,811)	(38,821)	(1,990)

Cash Flows Used In Investing Activities	–	–	–

Cash Flows From Financing Activities

Proceeds from issuance of common stock	81,000	–	81,000

Net Cash Flows Provided By Financing Activities	81,000	–	81,000

(Decrease) Increase in Cash	40,189	(38,821)	79,010

Cash - Beginning of Period	–	79,010	–

Cash - End of Period	40,189	40,189	79,010

Supplemental Disclosures

Interest paid	–	–	–
Income taxes paid	–	–	–

Non-cash Investing and Financing Activities

A total of 250,000 shares were returned to treasury and a previous account payable re-instated (Note 5)	5,000	5,000	–

Fortune Partners, Inc.
(An Exploration Stage Company)
Statement of Stockholders’ Equity
(Expressed in US dollars)

					Deficit
					Accumulated
			Additional		During the
			Paid-in	Donated	Exploration
	Shares	Amount	Capital	Capital	Stage	Total
	#	$	$	$	$	$

Balance – August 26, 2004 (Date of Inception)	–	–	–	–	–	–

Issuance of common shares for cash
at $.001/share	1,000,000	1,000	–	–	–	1,000
at $.02/share	4,000,000	4,000	76,000	–	–	80,000

Issuance of common shares for legal services	250,000	250	4,750	–	–	5,000

Donated services and rent	–	–	–	5,250	–	5,250

Net loss for the period	–	–	–	–	(16,240)	(16,240)

Balance – September 30, 2004 (audited)	5,250,000	5,250	80,750	5,250	(16,240)	75,010

Shares returned to treasury and an account payable re-instated	(250,000)	(250)	(4,750)	–	–	(5,000)

Donated services and rent	–	–	–	6,750	–	6,750

Net loss for the period	–	–	–	–	(45,846)	(45,846)

Balance – December 31, 2004 (unaudited)	5,000,000	5,000	76,000	12,000	(62,086)	30,914

1.     Exploration Stage Company

The Company was incorporated in the State of Nevada on August 26, 2004. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7. The Company’s principal business is the acquisition and exploration of mineral properties as discussed in Note 3. The Company has not presently determined whether its mineral property contains mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the ability of the Company to obtain necessary equity financing to continue operations and to determine the existence, discovery and successful exploitation of economically recoverable reserves in its mineral properties, confirmation of the Company’s interests in the underlying properties, and the attainment of profitable operations. As at December 31, 2004, the Company has accumulated losses of $62,086 since inception. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern.

On December 2, 2004 the Company filed an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 4,170,000 shares of common stock for resale by existing stockholders of the Company. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders. The Company is required to amend this SB-2 Registration Statement before it becomes effective. The amended Registration Statement will include reducing the amount of shares to be registered from 4,170,000 to 2,744,000.

As at December 31, 2004, the Company has working capital of $30,914, which management believes is enough to allow the Company to complete its SB-2 Registration Statement and operate for a period in excess of twelve months.

2.     Summary of Significant Accounting Policies

a)       Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States , and are expressed in US dollars.  The Company’s fiscal year-end is September 30.

b)       Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c)       Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

2.             Summary of Significant Accounting Policies (continued)

d)       Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at December 31, 2004, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

e)       Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

f)         Mineral Properties

The Company has been in the exploration stage since its formation on August 26, 2004 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mineral properties. Mineral property acquisition and exploration costs are charged to operations as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life based on proven and probable mineral reserves.

g)       Financial Instruments

Financial instruments, which include cash, prepaid expenses, accounts payable and accrued liabilities, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

h)       Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until it is estimated that realization is more likely than not. The Company has adopted SFAS No. 109 as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

i)         Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash. Cash was deposited with a high quality credit institution.

j)         Stock-Based Compensation

The Company does not have a stock option plan, however, it issues stock to non-employees for services. The company accounts for stock issued for services to non-employees in accordance with SFAS No. 123 “Accounting for Stock-Based Compensation”.  Compensation expense is based on the fair market value of the stock award or fair market value of goods and services received whichever is more reliably measurable.

k)       Foreign Currency Transactions/Balances

The Company’s functional currency is the United States dollar. Occasional transactions occur in Canadian currency, and management has adopted SFAS No. 52, “Foreign Currency Translation”. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Any gain or loss on foreign currency translation is included in operations.

l)         Recent Accounting Pronouncement

In December 2003, the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 104, "Revenue Recognition" (“SAB 104”), which supersedes SAB 101, "Revenue Recognition in Financial Statements." The primary purpose of SAB 104 is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superseded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables." While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The adoption of SAB 104 did not have a material impact on the Company's financial statements.

3.     Mineral Properties

On October 25, 2004 the Company paid $10,000 to acquire a 100% interest in the Tetrahedrite Silver Property (the “Property”) located in the Skeena Mining Division. The Property is held in trust by the President of the Company for the benefit of the Company and consists of 4 mineral claims representing 72 units. The Company paid Cnd$2,500 (US$2,083) to a geologist for a report on the Property.

4.     Related Party Transactions

a)       During fiscal 2004, the Company recognized a total of $5,000 for donated services provided by the former President of the Company. The current President of the Company provided services valued at $1,000 per month commencing October, 2004.

b)       During the quarter ended December 31, 2004, the Company recognized a total of $750 (September 30, 2004 - $250) for donated rent provided by a partnership, of which the Chief Financial Officer of the Company is a partner.

c)       Included in accrued liabilities is $Nil (September 30, 2004 - $2,000) accrued in favour of a partnership, of which the Chief Financial Officer of the Company is a partner, for accounting services rendered. This amount was paid during the first quarter ended December 31, 2004.

d)       On August 27, 2004 the former President of the Company loaned $2,000 to the Company to pay for organizational costs. This loan did not bear interest and was repaid on September 30, 2004.

e)       The current President of the Company holds the Company’s interest in 4 mineral claims in trust for the benefit of the Company. The Company acquired these claims for $10,000 on October 25, 2004.

f)         The Chief Financial Officer provides donated services valued at $1,000 per month which commenced October 1, 2004.

5.     Common Shares

The Company issued the following shares pursuant to subscription agreements:

a)                 On September 9, 2004 the Company issued 1,000,000 shares of common stock at a price of $0.001 per share for cash proceeds of $1,000.

b)                 On September 30, 2004 the Company issued 4,000,000 shares of common stock at a price of $0.02 per share for cash proceeds of $80,000.

c)                  On September 30, 2004 the Company issued 250,000 shares of common stock at a price of $0.02 per share for $5,000 of legal services performed to September 30, 2004. During the quarter ended December 31, 2004 these shares were returned to treasury and the $5,000 account payable was re-instated.

6.     Income Tax

Potential benefits of income tax losses are not recognized in the accounts until it is estimated that realization is more likely than not. The Company has incurred net operating losses of $10,990 to September 30, 2004, which commence expiring in 2024. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. The components of the net deferred tax asset at September 30, 2004, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

2004$

Net Operating Loss	10,990

Statutory Tax Rate	34%

Effective Tax Rate	–

Deferred Tax Asset	3,737

Valuation Allowance	(3,737)

Net Deferred Tax Asset	–

Changes in and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on Form SB-2 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company and are not necessarily complete. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving the company. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at its principle office in Washington , D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W. , Washington , D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Securities and Exchange Act and currently are not required to, and do not, deliver annual, quarterly or special reports to shareholders. We will not deliver such reports to our shareholders until after, and if, this offering is declared effective by the Securities and Exchange Commission.  Once such effectiveness is granted, if ever, we will deliver annual reports to securities holders containing audited financial statements as well as complying with other Securities and Exchange Commission and state filing requirements.

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FORTUNE PARTNERS, INC.

2,744,000 shares of common stock to be sold by certain selling security holders

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PROSPECTUS

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April 22, 2005

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us or any of the underwriters.  Neither the delivery of this prospectus nor any sale make hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus.  This prospectus does not constitute and offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation.  Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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